Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

MediWound Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.07 per share ("ordinary shares")	(1)	Other	300,000	$17.38	$5,214,000.00	0.0001381	$720.06

Total Offering Amounts:						$5,214,000.00		720.06
Total Fee Offsets:								0.00
Net Fee Due:								$720.06

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Offering Note(s)

(1)	1,In accordance with Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the MediWound Ltd. 2024 Share Incentive Plan, as amended (the “2024 Plan”).
2.Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $17.38 per share, which represents the average of the high ($17.54) and low ($17.21) prices of the ordinary shares as reported on the Nasdaq Global Market on February 27, 2026.
3.Represents ordinary shares available for issuance pursuant to potential future grants under the 2024 Plan.